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                                                                     Exhibit 3.1



                      FORM OF THIRD AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION


                                      OF

                      UNITED STATES MARINE REPAIR, INC.

                 Pursuant to Sections 228, 242 and 245 of the
               General Corporation Law of the State of Delaware

               -----------------------------------------------

     United States Marine Repair, Inc. (the "Corporation"), a corporation organized and existing under the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

     1.   That the name of the Corporation is United States Marine Repair,
Inc.

     2. That the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 29, 1997, under the name of SWM Holdings, Inc.

     3. That this third amendment and restatement of the Corporation's Certificate of Incorporation was adopted and approved by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     4. That this third amendment and restatement of the Corporation's Certificate of Incorporation was adopted and approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     5. That this Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

        The text of the Corporation's Certificate of Incorporation is amended and restated in its entirety as follows:

        FIRST:  The name of the corporation is:

                        United States Marine Repair, Inc.


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         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The aggregate number of all classes of shares which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares, par value of $0.01 per share. The total number of shares of Common Stock which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares, par value of $0.01 per share of Common Stock. The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares, par value of $0.01 per share of Preferred Stock.

         (b) At all times, each holder of Common Stock of the Corporation shall be entitled to one vote for each share of Common Stock held by such stockholder standing in the name of such stockholder on the books of the Corporation.

         (c) The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         FIFTH: In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

         SIXTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General



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Corporation Law of the State of Delaware, or (iv) for any transactions from which the director derived an improper personal benefit.

         If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware. All rights conferred upon stockholders herein are granted subject to this reservation.



         Executed in the name of the Corporation by its Chief Executive Officer, who declares, affirms, acknowledges and certifies under penalties of perjury, that this is his free act and deed and the facts stated herein are true.

Dated:  April __, 2002




                                           UNITED STATES MARINE REPAIR, INC.


                                           ----------------------------------
                                           Alexander J. Krekich
                                           Chief Executive Officer